EXHIBIT 10.3

AMENDMENT TO EG&G TECHNICAL SERVICES, INC. EMPLOYEES RETIREMENT
PLAN

     The EG&G Technical Services, Inc. Employees Retirement Plan (“Plan”) is hereby amended as of the date below and is effective December 31, 2004 as follows:

1.	Section 1.1 is hereby amended to read in its entirety as follows:

“1.1 “Accrued Benefit” means, as of any date of determination, the normal Retirement Income computed under Section 4.1.”

2.	Section 4.1(d) is added to the Plan to read in its entirety as follows:

“4.1(d) Notwithstanding any other provision of this Plan to the contrary, no further benefits shall accrue under the Plan for any period occurring after December 31, 2004 for any Participant who is employed at the National Radar Testing Facility and whose terms of employment are governed by a collective bargaining agreement between the International Association of Machinists Union and the Employer, except as otherwise may be required by Section 416 of the Code and other applicable laws and regulations. For Plan Years beginning on and after January 1, 2005, the benefits of any Participant described in the preceding sentence shall be calculated as set forth in Section 4.1(b)(i) of the Plan; provided, however, that the affected Participant’s Credited Service, Earnings and the Social Security Wage Base under Section 4.1(b)(i)(B) shall be calculated as of December 31, 2004.”

3.	All capitalized terms not defined herein will have the meaning assigned to them in the Plan.

4.	Except as amended by this Amendment, the terms and conditions of the Plan shall remain in full force and effect.

URS CORPORATION, INC.
By:	/s/ Mary Sullivan

Name: Mary Sullivan, Vice President of Human Resources Date: November 18, 2004